Exhibit 99.1

Cyberkinetics Announces Second Quarter 2006 Results
FOXBOROUGH, Mass.—(BUSINESS WIRE)—Aug. 7, 2006—Cyberkinetics Neurotechnology Systems, Inc. (OTCBB: CYKN; “Company;” “Cyberkinetics”), a neurotechnology company focused on neurostimulation and neural sensing, today released financial results for the quarter ended June 30, 2006, and provided updates on the Company’s progress on key development programs.
Total revenue, including research product sales and grant income, for the three months ended June 30, 2006, increased $305,000 to $471,000 as compared to $166,000 for the same period in 2005. Research product sales for the three months ended June 30, 2006, were $295,000 as compared to $127,000 for the three months ended June 30, 2005. Grant income for the three months ended June 30, 2006 was $177,000 as compared to $39,000 for the three months ended June 30, 2005. The Company reported a net loss of $2.6 million, or $0.09 per share, for the quarter ended June 30, 2006, compared to a net loss of $2.4 million, or $0.15 per share, for the same period in 2005. Cash used in operations was $1.9 million in the second quarter of 2006, as compared to $2.1 million in the second quarter of 2005. The Company ended the second quarter of 2006 with approximately $7.8 million in cash and cash equivalents.
“This quarter has brought tremendous progress in all of our key program areas,” stated Tim Surgenor, President and Chief Executive Officer of Cyberkinetics. “We initiated a manufacturing and engineering agreement with Minnetronix; and we are on track to commercialize the Andara™ Oscillating Field Stimulator Device, designed to treat acute spinal cord injuries, in 2007.
“During the quarter we presented updates on our BrainGate Neural Interface System pilot trials at two scientific conferences. In addition, just after the close of the second quarter, Nature featured Cyberkinetics’ BrainGate System on the cover of the July 13 issue — focusing worldwide attention on the scientific and clinical advances being made with our breakthrough brain-computer interface technology. Finally, we saw strong sales revenues in our research products business for the second quarter of 2006.”
Second Quarter 2006 and Recent Operational Highlights
The Andara™ OFS Device Technology — Designed to Repair Neural Connections that Result from Spinal Cord Injury
•	The Company’s Humanitarian Use Device (HUD) designation filing for the Andara™ Oscillating Field Stimulator (OFS) Device is under review by the U.S. Food and Drug Administration (FDA). If we are successful in obtaining the designation, we expect to file a Humanitarian Device Exemption application on this treatment for acute spinal cord injuries in the second half of 2006.

•	In April, the Company’s research collaborators at Indiana University and the Center for Paralysis Research at Purdue University presented basic research at the Annual Meeting of the American Association of Neurological Surgeons showing that a neurotrophic agent delivered simultaneously with the application of Cyberkinetics’ Andara™ Oscillating Field Stimulator (OFS) PLUS System induced nerve regeneration and functional recovery in a model of chronic, or long-term, spinal cord injury. These findings suggest that our Andara™ OFS PLUS System could potentially restore function in patients suffering from chronic spinal cord injuries.

•	In April, the Journal of Neuroscience published two basic research studies conducted by teams at Purdue University’s Center for Paralysis Research concerning technology licensed to Cyberkinetics. Together, the studies indicate that hydralazine, already approved for other uses by the FDA, and certain related compounds may prevent neural cell death by halting the toxic chemical process that normally occurs following an injury. This fundamental discovery may ultimately enable us to tackle the root problem of the paralysis, including spinal cord injury. We hold an exclusive, worldwide license to this technology.

•	In June, we announced that we had finalized an agreement with Minnetronix, Inc. (Minnetronix), a private Minnesota-based device manufacturer, to provide engineering and manufacturing services to support our Humanitarian Device Exemption (HDE) marketing application for the Andara™ Oscillating Field Stimulator (OFS) Device. The Minnetronix agreement also provides the Company with the ability to obtain a CE Mark, which will enable us to market the Andara™ OFS Device internationally.
BrainGate System — Designed to Restore Function via Direct Brain-Computer Control of Communication and Other Devices
•	As previously reported, a total of four participants have been enrolled in pilot trials of the Company’s BrainGate™ Neural Interface System, including one participant in the pilot trial for ALS (amyotrophic lateral sclerosis or Lou Gehrig’s disease) and other motor neuron diseases. During the quarter development and clinical testing with these participants continued, with a focus on developing a broader understanding of the overall potential of the neural interface as well as exploring, for the first time, whether a person with ALS can utilize the BrainGate system.

•	In June, clinical investigators engaged in Cyberkinetics’ ongoing BrainGate Neural Interface System (BrainGate System) clinical trial presented new, preliminary data from the pilot clinical trial at the American Society of Stereotactic and Functional Neurosurgery (ASSFN) Biennial Meeting and at the American Spinal Cord Injury Association (ASIA) Meeting — both in Boston, Massachusetts. The data reported demonstrate the progress in developing of proprietary techniques that make the BrainGate System performance more intuitive and controllable, including the ability to replicate the intuitive control of a computer ‘mouse’. These advances are directly related to a person’s ability to use the BrainGate system to operate communications devices, as well as other electronically-controlled devices, such as a motorized wheel chair.

•	In July, scientific findings from the first participant in the Company’s ongoing pilot clinical trials of the BrainGate System were featured on the cover of the journal Nature. Unlocking new information about how to restore movement following damage to the nervous system, the reported data provide direct, compelling evidence that the area of the brain that controls movement remains functional even years after a spinal cord injury in the absence of a neural connection from the brain to the limbs. These data suggest that limb movement originates in the brain as distinct and predictable patterns of neural activity and that this information may ultimately be tapped to enable paralyzed people to move their own limbs.
     Conference Call Instructions
Cyberkinetics’ management will hold a conference call at 11:00 am Eastern Time, Monday, August 7, 2006, to discuss results of the second quarter of 2006. Those who would like to participate in the conference call should dial 866-510-0676, or 617-597-5361 for international participants, and use the pass code 32317565. To access a replay of the conference call, which will be available from 1:00 pm Eastern Time on August 7 until 5:00 pm Eastern Time on August 14, please dial 888-286-8010, or 617-801-6888 for international callers, and use the pass code 64885613.
An audio webcast of the conference call will also be available at www.cyberkineticsinc.com. The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via www.streetevents.com, a password-protected event management site.
About Cyberkinetics Neurotechnology Systems, Inc.
Cyberkinetics Neurotechnology Systems, Inc., a leader in the neurotechnology industry, is developing neural stimulation, sensing and processing technology to improve the lives of those with severe paralysis resulting from spinal cord injuries, neurological disorders and other conditions of the nervous system. Cyberkinetics’ product development pipeline includes: the Andara™ Oscillating Field Stimulator (OFS) Device, an investigative device designed to stimulate regeneration of the neural tissue surrounding the spinal cord; the BrainGate System, an investigative device designed to provide communication and control of a computer, assistive devices, and, ultimately, limb movement; and the FDA cleared-to-market NeuroPort™ System, a neural monitor designed for acute inpatient applications and labeled for temporary (less than 30 days) recording and monitoring of brain electrical activity. Additional Information is available at Cyberkinetics’ website at http://www.cyberkineticsinc.com.
Forward-Looking Statements
This announcement contains forward-looking statements, including statements about Cyberkinetics’ product development plans and progress, potential development of proprietary inventions and benefits that may be realized by certain research programs. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and can be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate” or other comparable terminology. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements and reported results shall not be considered an indication of our future performance. Factors that might cause or contribute to such differences include our limited operating history; our lack of profits from operations; our ability to successfully develop and commercialize our proposed products; a lengthy approval process and the uncertainty of FDA and other governmental regulatory requirements; clinical trials may fail to demonstrate the safety and effectiveness of our products; the degree and nature of our competition; our ability to employ and retain qualified employees; compliance with recent legislation regarding corporate governance, including the Sarbanes-Oxley Act of 2002; as well as those risks more fully discussed in our public filings with the Securities and Exchange Commission, all of which are difficult to predict and some of which are beyond our control.
Financial results for the quarter ended June 30, 2006, are summarized in the tables below.

Cyberkinetics Neurotechnology Systems, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenues:
Product sales	$294,752	$127,175	$426,952	$376,667
Grant income	176,659	39,125	429,139	210,923

Total revenues	471,411	166,300	856,091	587,590

Operating expenses:
Cost of product sales	145,557	32,013	195,325	76,669
Research and development	1,604,485	1,383,982	3,000,763	2,837,605
Sales and marketing	219,376	85,691	329,355	168,183
General and administrative	1,102,531	989,740	2,156,620	2,076,770
Purchased in-process research and development	—	—	1,602,239	—

Total operating expenses	3,071,949	2,491,426	7,284,302	5,159,227

Operating loss	(2,600,538)	(2,325,126)	(6,428,211)	(4,571,637)

Other income (expense):
Interest income	95,217	17,950	204,049	33,281
Interest expense	(140,607)	(106,877)	(322,423)	(123,070)

Other expense, net	(45,390)	(88,927)	(118,374)	(89,789)

Net loss	$(2,645,928)	$(2,414,053)	$(6,546,585)	$(4,661,426)

Basic and diluted net loss per common share	$(0.09)	$(0.15)	$(0.24)	$(0.30)

Shares used in computing basic and diluted net loss per common share	27,899,813	15,718,368	27,390,839	15,694,064

Cyberkinetics Neurotechnology Systems, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
	June 30,	December 31,
	2006	2005

Assets
Current Assets
Cash and cash equivalents	$7,816,494	$11,346,372
Other current assets	1,067,455	1,051,038
Net property and equipment	680,490	619,433
Other assets	2,175,202	348,545

Total assets	$11,739,641	$13,365,388

Liabilities and stockholders’ equity
Current liabilities	3,079,567	2,158,810
Long-term liabilities	3,066,073	2,864,327

Stockholders’ equity:
Common stock, $0.001 par value	30,196	27,158
Additional paid-in-capital	34,121,041	31,112,108
Common stock held in escrow	(13,000)	(13,000)
Deferred stock-based compensation	—	(786,364)
Accumulated deficit	(28,544,236)	(21,997,651)

Total stockholders’ equity	5,594,001	8,342,251

Total liabilities and stockholders’ equity	$11,739,641	$13,365,388

CONTACT:	Cyberkinetics Neurotechnology Systems, Inc.:
Elizabeth A. Razee
Manager, Corporate Communications
508-549-9981, Ext. 109

SOURCE:	Cyberkinetics Neurotechnology Systems, Inc.